Exhibit 10.9

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on September 1, 2025, by and among BluSky AI Inc., a Nevada limited liability corporation (“BSAI” or the “Company”) and Dan L. Gay, an individual resident of _ (the “Consultant”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS:

A.	The Consultant has the business development expertise and experience to assist the Company;

B.	The Consultant has provided consulting services to the Company over the past year;

C.	The Company would like to memorialize the work performed by the Consultant for the Company, and compensation to be paid to the Consultant, by entering into this written Agreement; and,

D.	The Parties agree that this Agreement reflects the entire understanding and agreement between the Parties hereto.

AGREEMENT:

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1. Engagement.

(a) The Company hereby recognizes the Consultant has rendered, as an independent contractor, advisory, business development, consulting and such other services to the Company. Specifically, the Consultant provided expertise regarding reducing the Company’s liabilities and restructuring its operations.

2. Compensation. In consideration of the Services performed by the Consultant, the Company shall pay to the Consultant payments (the “Compensation”) as follows:

(a) Beginning after September 1, 2025, BSAI shall deliver ten thousand dollars ($10,000.00) (per month) to the Consultant and pay via check, ACH, WISE or wire transfer once per month.

(b) At the Company’s discretion as part of this Agreement, BSAI may deliver to the Consultant shares of its common stock.

3. Representations and Warranties.

(a) The Consultant represents and warrants that: (i) the Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant’s undertaking this relationship with the Company; (ii) the performance of the Services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) the Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and (iv) the Consultant has not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

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(b) The Consultant further represents and warrants that he provided bona fide services to the Company, and that such services are not in connection with the offer or sale of securities in a capital-raising transaction, that such services do not directly or indirectly promote or maintain a market for the Company’s securities, that, by prearrangement or otherwise, the Company, including all affiliates, will not control or direct the resale of the securities received hereunder in the public market, and that the Company, including all affiliates, will not directly or indirectly receive a percentage of the proceeds from such resales of any securities received by Consultant.

4. Attorney’s Fees. Should either Party hereto, or any heir, personal representative, successor or assign of either Party hereto, resort to litigation to enforce this Agreement, the Party or Parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the Party or Parties against whom enforcement was sought.

5. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

6. Amendment. This Agreement may be amended only by a writing signed by the Consultant and by a representative of the Company duly authorized.

7. Severability. If any provision of this Agreement, as applied to either Party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, Consultant and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 19 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect Consultant’s obligations pursuant to the Applicable Provision.

8. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

9. Nonwaiver. No failure or neglect of either Party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

10. No Mitigation. In the event this Agreement is terminated for any reason prior to its expiration, the Consultant shall not be required to mitigate damages hereunder, nor shall the Company be entitled to offset from any sums owing to Consultant under the terms of this Agreement.

11. No Implied Contract. The Parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of Services by the Consultant nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

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12. Execution of the Agreement. The Company and the party executing this Agreement on behalf of the Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder.

13. Confidentiality.

(a) For purposes of this Agreement, “Protected Information” subject to the provisions of Paragraph 16(b) means: (a) all work product; and (b) all trade secrets or other confidential or proprietary information owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its affiliates, including, without limitation, research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including process, plans, costs, sales or content), processes, techniques, machinery, contracts, financial information or prospective customers, identities or individual contacts of business entities which are customers or prospective customers, preferences, business or habits and business relationships, whether developed prior to the date of this Agreement or hereafter, and made known to the Consultant, whether or not developed, devised or otherwise created in whole or in part by the Consultant’s efforts, by reason of the Consultant’s engagement by the Company.

(b) Notwithstanding Paragraph 16(a), Protected Information will not include information which: (a) at or prior to the time of disclosure by the Company to Consultant was already known to the Consultant (as evidenced in writing), except to the extent unlawfully appropriated; (b) at or after the time of disclosure by the Company to Consultant becomes generally available to the public other than through any act or omission on the Consultant’s part; or (c) the Consultant receives from a third party free to make such disclosure without breach of any legal obligation.

(c) No Unauthorized Use or Disclosure of Protected Information.

(i) During and after the Term, up through and including two (2) years thereafter, the Consultant agrees that he will maintain the Protected Information in strict confidence and shall use the Protected Information only for the purposes set forth in this Agreement.

(ii) During and after the Term, up through and including two (2) years thereafter, Consultant agrees that he will not: (i) use or disclose any Protected Information in contravention of the Company’s policies or procedures made known to the Consultant; (ii) use or disclose any Protected Information in contravention of any lawful instruction or directive, either written or oral, of any Company employee; (iii) use or disclose any Protected Information in contravention of any duty existing under law or contract; (iv) use or disclose any Protected Information knowingly to the detriment of the Company; (v) use or disclose any Protected Information to any third party without the express written consent of the Company; (vi) use or disclose any Protected Information for a purpose other than for which Consultant is authorized under this Agreement; or (vii) otherwise take any action inconsistent with the Company’s measures to protect its interests in the Protected Information, or any action which would constitute or facilitate the unauthorized use or disclosure of Protected Information.

(d) If the Consultant is required to disclose any Protected Information pursuant to any applicable statute, regulation, order, subpoena or document discovery request, the Consultant may do so, provided that prior written notice of such disclosure is furnished to the Company as soon as practicable in order to afford the Company an opportunity to seek a protective order.

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14. Non-Disclosure. Except as may be required by law, neither the Consultant nor the Company shall disclose the financial terms of this Agreement to persons not involved in the operation of the Company, and the Parties shall disclose the financial terms of the Agreement to those involved in the operation of the Company only as needed to implement the terms of the Agreement or carry out the operations of the Company. The above notwithstanding, the financial terms of the Agreement may be disclosed to: (i) either Party’s accountants, financial or tax advisors, and any potential investors in the Company, provided such persons agree not to disclose such terms of the Agreement further; and (ii) members of Consultant’s immediate family, provided such family members agree not to reveal the terms of the Agreement further.

15. Successors and Assigns. Subject to the other provisions of this Agreement, the rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Consultant under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of Consultant.

16. Agreement to Perform Necessary Acts. The Consultant and the Company agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

17. Assignment. The Consultant may not assign this Agreement without the Company’s prior written consent. This Agreement may be assigned by the Company in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, and in other instances with the Consultant’s consent which consent shall not be unreasonably withheld or delayed, subject to the termination provisions in Paragraph 3 above. Compensation under this Agreement is assignable at the discretion of the Consultant.

18. Independent Contractor. The relationship between the Consultant and the Company is that of independent contractor under a “work for hire” arrangement. All work product developed by Consultant shall be deemed owned and assigned to the Company. This Agreement is not authority for the Consultant to act for the Company as its agent or make commitments for the Company. The Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

19. Taxes. The Consultant agrees to pay all taxes that may be imposed upon the Consultant with respect to the fees paid to Consultant hereunder.

20. Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

21. Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Utah applicable to contracts entered into and performed entirely therein.

22. Facsimile Certification. A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Date: September 1, 2025	BluSky AI Inc.

/s/ Trent D’Ambrosio
	By:	Trent D’Ambrosio
	Its:	Chief Executive Officer

Date: August 20, 2025	CONSULTANT

/s/ Dan Gay
Dan Gay
13 Cherry Vale Drive Cherry Hills Village, CO 80113

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